Exhibit 10.11

PARKING LICENSE AGREEMENT

THIS PARKING LICENSE AGREEMENT (the “Agreement”) is entered into as of June 1, 2024 by and between Top Point Inc. (the “Licensee”), a PA Corporation with its principal place of business located at 210 Division Street, Kingston PA, 18704 and 87 Doremus Ave LLC (the “Licensor”), a New Jersey limited liability company with its principal place of business located at 440 State Route 17, Suite 1, Hasbrouck Heights, New Jersey 07604.

1. Right to Occupy Parking Area: Licensor hereby licenses to Licensee, and Licensee hereby licenses from Licensor, the right to occupy two (2) acres (70 Stalls) (the “Parking Area”) at 697 Doremus Avenue, Newark NJ 07105 (the “Property”). Licensee hereby accepts the Parking Area in its existing “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition. Licensor reserves the right to relocate the Parking Area to a different location on the Property.

2. Permitted Use: Licensee shall use the Parking Area only for the parking and storage of tractors, empty trailers and other vehicles (the “Permitted Use”), and the Parking Area shall be used only by Licensee. The service and maintenance of vehicles and the storage of hazardous substances and materials (including oil and gasoline) shall be strictly prohibited on the Parking Area.

3. Term: The term of this Agreement will begin on June 1st, 2024 (the “Commencement Date”) and continue through March 31st , 2025, unless sooner terminated pursuant to the terms of this Agreement (the “Term”); provided, however, that this Agreement shall not be effective and the Term shall not commence unless and until Licensor has received the first month’s Parking Fee, the Parking Fee for the period of June 1st , 2024 through June 30th, 2024, the Security Deposit, and the Certificate of Liability Insurance. Licensee agrees that it shall not enter the Parking Area or the Property until it has delivered these items to Licensor and that if it fails to deliver any of these items to Licensor when required by the terms of this Agreement, Licensor shall have the right to terminate this Agreement.

4. Termination: This Agreement may be terminated by Licensor or Licensee on 90 days written notice to the other party. In the event of a termination by Licensor in the middle of the month, Licensor will return the prorated Parking Fee to Licensee within three business days after Licensee’s vacation of the Parking Area. For example, if Licensor sends written notice of termination on the 3rd day of a 30-day month and Licensee vacates the Parking Area on the 10th day of a 30-day month, Licensor will return two-thirds of the Parking Fee to Licensee; provided, however, that Licensee leaves the Parking Area in the same condition as it was at the start of the Term, ordinary wear and tear excepted (as determined by Licensor).

5. Renewal Term: Provided Licensee is not then in default of this Agreement, Licensee and Licensor may mutually agree to extend the Term based on the Licensor’s ability to renew and extend with Master Landlord. Renewal and/or extension will be based on terms mutually agreeable to Licensee and Licensor. If Licensee is interested in such a renewal term, Licensee shall provide irrevocable, unconditional written notice of renewal to Licensor at least ninety (90) days prior to the then-current expiration date of the Term. If Licensor and Licensee fail to reach agreement on the terms of such renewal term within sixty (60) days of Licensee’s written notice of renewal, then said written notice of renewal shall be deemed null and void.

6. Parking Fee: Licensee shall pay Licensor $54,000 per month (the “Parking Fee”), without setoff, deduction or demand, prorated for any partial month, which shall be due on or before the first day of each month, by wire transfer of immediately available funds to an account designated in writing by Licensor. The first month’s Parking Fee and the Parking Fee for the period of June 1st, 2024 through June 30th, 2024 shall be payable upon execution of this Agreement. If Licensee fails to make a payment of the Parking Fee or any other amounts due within 3 days following the due date, Licensee will pay to Licensor a late charge of 5% of such overdue amount. Further, if Licensee fails to make a payment of the Parking Fee or any other amounts due after said 5-day period, Licensee shall pay interest on the unpaid amount from the due date of payment at the lesser of the rate of eighteen percent (18%) per annum or the maximum legal rate of interest. In the event Licensee makes any payment by check and said check is returned by the bank unpaid, Licensee shall immediately pay to Licensor the sum of $100.00 to cover the costs and expenses of processing the returned check, in addition to the payment and any other charges provided for in this Agreement. The Parking Fee shall be subject to four percent (4%) annual increases on each anniversary of the Commencement Date.

7. Security Deposit: Upon execution of this Agreement, Licensee shall pay Licensor a security deposit equal to $50,000 (the “Security Deposit”) as security for the performance by Licensee of the terms, covenants and conditions of this Agreement. The Security Deposit may be commingled with Licensor’s other funds and will not bear interest. Licensor may apply the Security Deposit to any amount due to Licensor or which Licensor may pay by reason of Licensee’s default.

If all or any portion of the Security Deposit is so applied by Licensor, Licensee shall, within 5 days after written demand from Licensor, replenish the Security Deposit in full. Licensor will return the Security Deposit to Licensee no more than 15 days after the later of (a) the end of the Term and (b) the date Licensee vacates the Parking Area and delivers possession of the same to Licensor; provided, however, that Licensee complies with all of the terms of this Agreement and delivers the Parking Area to Licensor in the same condition as it was at the start of the Term, ordinary wear and tear excepted (as determined by Licensor).

8. Maintenance and Repairs: Licensee will maintain the Parking Area, including any existing gravel, pavement and striping, and any trash, snow and ice removal. Licensee will repair any damage to the Parking Area caused by it or any of its agents, employees or invitees. Licensor will repair the fencing around the perimeter of the Parking Area. Licensee acknowledges and agrees that Licensor has no obligation to provide lighting or security in the Parking Area.

9. Structures and Alterations: Licensee may install, at its sole cost and expense, reasonable temporary structures or alterations related to its use of the Parking Area (for example, signage, striping and wheel stops, lighting, crushed gravel (no millings), trash receptacles, and portable toilets), with Licensor’s prior written consent. Upon Licensor’s request, Licensee will remove any and all structures and alterations at the end of the Term or upon an earlier termination of this Agreement. In the event of Licensee’s failure to do so, Licensor will remove such structures and alterations at Licensee’s sole cost and expense.

10. Licensee Representations and Warranties: Licensee represents, warrants and covenants to Licensor as follows (initial one only):

Initial

a.	License does not have any employees and, therefore, is not legally required to maintain Worker’s Compensation and Disability Benefits Insurance. Licensee shall immediately send written notice (email being sufficient) to Licensor when it hires an employee and shall provide Licensor with the evidence of Worker’s Compensation and Disability Benefits Insurance as set forth below.	☐

b.	License has one or more employees and, therefore, is legally required to maintain Worker’s Compensation and Disability Benefits Insurance.	☒

11. Insurance:

a. Licensee shall, at its sole cost and expense, obtain and maintain the following insurance coverage during the Term:

●	Commercial General Liability Insurance with minimum limits of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate, which shall include Broad Form Contractual Liability shall be written on an occurrence (not a claims-made) basis;

●	Commercial Automotive Liability Insurance with minimum limits of not less than $1,500,000 per occurrence, including bodily injury and property damage liability, and, where applicable, appropriate endorsements for the coverage of hazardous materials (MCS-90 and ISO-9948);

●	Personal Property Insurance (All Risks) covering 100% of the replacement cost of License’s property; and

●	Worker’s Compensation and Disability Benefits Insurance in the amounts required by applicable law of the state where the Parking Area is located, and Employers Liability Insurance with minimum limits of not less than $1,000,000 per occurrence.

b. Licensee shall name Licensor (and, if requested, the owner of the Property) as an additional insured on a primary and non-contributory basis on the Commercial General Liability Insurance and the Commercial Automobile Liability Insurance policies, as shown in the accompanying sample Certificate of Liability Insurance. Licensee shall, and shall cause its insurance carriers to, (x) waive all rights of subrogation against Licensor (and the owner of the Property if named as an additional insured) and insurance companies on account of any loss or damage occasioned to Licensor (and the owner of the Property if named as an additional insured), the Property or the Parking Area, arising from any risk to the extent covered by, or would have been covered by, such party’s insurance, as permitted by state law, and (y) provide Licensor with thirty days’ written notice of any change or cancellation of any such insurance policies. Upon the execution of this Agreement, and in no event later than the day prior to the Commencement Date, and on each insurance policy renewal, Licensee shall provide Licensor with (i) a Certificate of Liability Insurance showing Licensor (and the owner of the Property, if applicable) as an additional insured and (ii) additional insured endorsements.

12. Indemnification and Hold Harmless: Licensee shall protect, indemnify and hold harmless Licensor and its members, managers, officers, employees, agents, successors and assigns (collectively, “Indemnified Parties”) from and against, and shall compensate and reimburse Indemnified Parties for, any Damages that are suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject at any time and that arise from, as a result of, or are connected with (a) Licensee’s breach of this Agreement, (b) Licensee’s use of the Parking Area, including any Damages incurred in connection with environmental contamination or other environmental condition in connection with Licensee’s use and occupancy of the Parking Area, (c) the negligent, wrongful, or unlawful conduct of Licensee and its employees and independent contractors in the Parking Area or the Property, or (d) costs and expenses (including reasonable attorneys’ fees) incurred by Licensor incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this provision. Licensee shall defend the Indemnified Parties in any lawsuit for personal injury to, or death of, any person, or loss or damage to property. Licensee waives any and all claims against Licensor, including but not limited to (i) theft and vandalism of any of the vehicles or personal property present in the Parking Area, (ii) any loss from business interruption or loss of use of the Parking Area,

(iii) any latent or patent defects in the Parking Area or the Property, or (iv) any matters that would have been covered by appropriate insurance of Licensee, excepting only claims arising from the gross negligence or willful misconduct of Licensor. The term “Damages” means any and all losses, damages, penalties, fines, interest, awards, charges, sanctions, orders, settlements, judgments, claims, actions, enforcement actions, demands, suits, proceedings, investigations, arbitrations, indebtedness, liabilities, obligations, taxes, liens, fees and expenses (including reasonable fees and expenses of attorneys and other professionals) of any kind. This obligation shall survive the expiration or earlier termination of this Agreement.

13. Surrender/Holdover: At the end of the Term (including if this Agreement is terminated prior to the end of the Term as provided in this Agreement), Licensee shall vacate the Parking Area and remove all of its vehicles, structures and installations, and other personal property (collectively, “Licensee Property”) and, if requested by Licensor, return the Parking Area to its condition prior to the start of the Term, ordinary wear and tear excepted (as determined by Licensor). Licensee consents and agrees that any Licensee Property remaining in the Parking Area may be towed, removed and stored at Licensee’s cost and expense without Licensor being deemed to have violated any applicable laws or becoming liable for any loss or damage thereto. If Licensee continues to use or occupy the Parking Area after the Term (including if this Agreement is terminated prior to the end of the Term as provided in this Agreement), Licensee shall pay Licensor a monthly amount equal to the greater of (a) 200% of the Parking Fee (for example, if the Parking Fee is $5,000 per month, then the Holdover Fee would be $10,000 per month) or (b) the amount of Licensor’s damages as a result of Licensee’s refusal or failure to vacate the Parking Area (either, a “Holdover Fee”).

14. Inability to Operate: Notwithstanding anything to the contrary in this Agreement, Licensor shall have the right to terminate this Agreement, without penalty, in the event that any governmental authority requires Licensor or Licensee to cease its operations on, or to vacate, the Parking Area. In such an event, this Agreement shall terminate on the date specified in such party’s written notice, and Licensee shall surrender the Parking Area to Licensor in accordance with terms of this Agreement on or before such date.

15. Compliance with Law; Environmental: Licensee shall comply with all applicable laws, orders and regulations of federal, state and municipal governments and their agencies, including but not limited to environmental laws. Licensee shall not use, store, dispose of, or otherwise permit the presence of any hazardous substances or materials (as defined by applicable federal and state law, including 42 U.S.C. 9601 et seq.) at, in, on, under or around the Parking Area or the Property, except as permitted by applicable law.

16. Licensor Access: Licensee agrees that Licensor shall have access to the Parking Area to inspect the Parking Area or to undertake activities reasonably required by Licensor, and Licensor agrees to use commercially reasonable efforts not to interfere with Licensee’s use of, or access to, the Parking Area.

17. Events of Default: Licensee shall be in default in the event of any of the following:

a. Licensee fails to pay the Parking Fee or any other amount payable under this Agreement when it is due, and such failure remains uncured within 5 days after such Parking Fee or any other amount is due;

b. Licensee fails to vacate and deliver possession of the Parking Area to Licensor upon the expiration or termination of this Agreement in strict compliance with the terms of this Agreement;

c. Licensee fails to maintain the insurance required by this Agreement;

d. Licensee becomes bankrupt or insolvent, as reasonably determined by Licensor; or

e. Licensee fails to perform any of its other obligations under this Agreement and such failure continues for a period of 10 days after notice from Licensor.

18. Remedies: Upon a default by Licensee, in addition to any other remedies available at law or equity, Licensor may elect to do all or any combination of the following: (a) terminate this Agreement immediately upon notice to Licensee, (b) tow, remove and store any Licensee Property remaining on the Parking Area, and (c) recover from Licensee the sum of (i) all Parking Fees and all other amounts accrued hereunder to the date of such termination, (ii) the costs of towing, removing and storing Licensee Property or any other occupant’s property, (iii) the cost of repairing or otherwise restoring the Parking Area to the same condition as it was at the start of the Term, ordinary wear and tear excepted (as determined by Licensor), and (iv) the amount equal to the Parking Fee which would have been payable by Licensee to Licensor had this Agreement not been terminated; provided, however, that with regard to (iv), if Licensor re-licenses the Parking Area to a third party during the Term, Licensor shall credit Licensee with the net parking fees received by Licensor from such re- licensing, with such net parking fees being determined by first deducting from the gross parking fees the costs and expenses incurred or paid by Licensor in connection with Licensee’s default, including but not limited to preparing the Parking Area for the new licensee, broker’s commissions relating to the licensing to the new licensee, and reasonable attorney’s fees, but in no event shall Licensee be entitled to receive any excess of such net parking fees over the amounts payable by Licensee to Licensor hereunder.

19. License (Not Lease): This Agreement and the rights granted to Licensee herein are intended and shall be deemed to constitute merely a license to use and occupy the Parking Area upon the terms and conditions set forth in this Agreement, and shall not be deemed to constitute a lease or any other interest in real property, and, therefore, Licensee shall not be entitled to any statutory or common law right or benefit afforded to a lessee or tenant of real property.

20. Entire Agreement; Amendment: This Agreement is a complete and exclusive statement of the terms of the parties with respect to its subject matter and supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties.

21. Governing Law and Jurisdiction: This Agreement will be governed by and construed under the laws of the State of New Jersey, without regard to its conflicts-of-laws principles that would require the application of any other law. Each party (a) irrevocably submits to the exclusive jurisdiction of the Superior Court of New Jersey in Bergen County (or, if required by applicable law, in the state and county where the Parking Area is located), (b) agrees that such court may decide all claims properly submitted to such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (d) consents to the service of process by mail.

22. Waiver of Trial by Jury: TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

23. Legal Fees: Licensee shall pay all reasonable costs and expenses incurred by or on behalf of Licensor in connection with any litigation or other legal proceeding involving the interpretation of this Agreement or the exercise of any rights and remedies under this Agreement or under applicable law, including reasonable attorneys’ fees.

24. Assignment: Licensee shall not assign this Agreement or any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Licensor, which shall be in Licensor’s discretion. For the avoidance of doubt, Licensee shall not sublicense, rent or allow any third party to use or occupy any portion of the Parking Area. Licensor may assign this Agreement with written notice to Licensee. Any purported assignment, delegation, sublicensing, etc. in violation of this provision shall be null and void. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of, the successors and permitted assigns of the parties.

25. Confidentiality: Licensee agrees that the terms and conditions of this Agreement are confidential and shall not to be disclosed to any third parties (other than Licensee’s legal counsel and other advisors who need to know such information), unless Licensor provides its prior written consent.

26. Non-Interference. Licensee shall not interfere with the operations and property of any other occupant on or adjoining the Property, including without limitation Americold Logistics, LLC.

27. Authority: Each party represents and warrants that the person executing this Agreement on behalf of such party has the authority to do so and to bind the party to the terms and conditions of this Agreement.

28. Counterparts: This Agreement may be executed in one or more counterparts (including by fax, PDF via email or DocuSign), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Parking License Agreement as of the date first written above.

LICENSOR:		LICENSEE:

87 Doremus Ave LLC		TOP POINT INC.

By:	/s/ Joseph Trancucci	By:	/s/ John Feliciano
Name:	Joseph Trancucci	Name:	John Feliciano
Title:	Authorized Signature	Title:	CEO

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